Exhibit (17)(b)

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Golub Capital BDC, Inc. (“GBDC”) on Form N-14 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of GBDC and Golub Capital BDC 3, Inc. (“GBDC 3”), which is part of the Registration Statement, of our written opinion, dated January 16, 2024, appearing as Annex D to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings, “The Merger — Background of the Merger”, “The Merger—Reasons for the Merger — GBDC ” and “The Merger—Opinion of the GBDC Special Committee’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Samantha Owades
Name:	Samantha Owades
Title:	Managing Director

February 23, 2024